                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	October 27, 2021
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC. ANNOUNCES NET INCOME OF $4.1 MILLION OR $0.61 PER SHARE FOR THE 3RD QUARTER.

Columbus, Ohio – October 27, 2021 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, today announced financial results for the third quarter and year to date (YTD) ended September 30, 2021.

Third Quarter and Year to Date 2021 Highlights

•	Net income of $4.1 million for the third quarter and $14.0 million YTD, and Earnings Per Share (EPS) of $0.61 for the quarter and $2.10 YTD.
•	Net interest margin (NIM) increased 26 bps during the quarter to 3.21%.
•	Book value per share increased to $18.69 at September 30, 2021.
•	Return on average assets (ROA) and return on average equity (ROE) were 1.25% and 15.96%, respectively, for the first nine months of 2021. For the third quarter, ROA was 1.18% and ROE was 13.43%.
•	Net loans and leases grew by $122 million during the quarter, which was net of PPP repayments of $28 million.
•	Net Interest Income (NII) of $10.4 million for the quarter represents a 46% increase as compared to the third quarter of 2020.
•	During the third quarter, CFBank completed the sale of its two Columbiana County Ohio Branches resulting in a Deposit Premium of $1.9 million.
•	The Tangible Common Equity (TCE) ratio increased to 9.09% at September 30, 2021.
•	Credit quality remains strong with nonperforming assets as a percentage of total assets of 0.07% at September 30, 2021.
•	ALLL reserves of $15.5 million equals 1.36% of total loans and 1.37% of total non-government guaranteed loans at September 30, 2021.

Recent Developments

•

On October 5, 2021, the Company’s Board of Directors declared a Cash Dividend of $0.04 per share payable to shareholders on November 2, 2021.  This represents a 33% increase over the previous quarterly dividend.

•

On September 29, 2021, the Board of Directors of the Company approved an increase in the number of shares that may be repurchased by the Company under its previously announced stock repurchase program from 250,000 to 350,000 and extended the program through June 30, 2022.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented, “We are pleased with our Q3 Earnings & Growth performance including EPS of $0.61 per share. Additionally, subsequent to quarter end, we announced a 33% increase in our quarterly Cash Dividend.  We reinvested the deposit premium from the sale of our Columbiana county branch banks to propel our investment in establishing our new Indianapolis presence, which is off to a solid start. The Indianapolis expansion represents the 4th Major Metro Market for our CFBank franchise, which we believe will uniquely position CF for added future growth opportunities.

During the third quarter, our strong growth continued with net Loans & Leases increasing $122 million without compromising our high Credit Standards. Our CF Commercial Banking Team continues to demonstrate our ability to compete successfully with top regional banks for quality Loan relationships.  Additionally, Q3’s strong loan growth is expected to expand our NII in future periods.

We have set a 2022 objective of doubling our SBA lending volumes, given the balance sheet and earnings leverage advantages of government sponsored loan programs.

Team CFBank was recently recognized by Piper Sandler as a SM-All Star performer for 2021. This is the third consecutive year we received this award and recognition for our performance, and placed us as one of only four peer banks out of the top 35 banks recognized for this repeat achievement.

We have continued to reposition our mortgage lending business from a national DTC model to a more regionally-focused loan origination model which we expect will be a hybrid of both retail and DTC originations.

Our business model and ease of doing business, resonates consistently with business owners and entrepreneurs in Metro markets across our geographic footprint.

Our CF Leadership focus is upon finishing 2021 strongly, as we position ourselves for continuing growth and expansion in 2022.

Team CFBank is just Revving Up!”

Robert E. Hoeweler, Chairman of the Board, added: “On behalf of the Board of Directors I offer sincere congratulations to the CFBank leadership team for being recognized, for the 3rd consecutive year, as a top performing bank by Piper Sandler against our peers. This honor is based on several performance categories including earnings, growth, and credit quality. We are very proud of achieving this recognition, especially in the face of extraordinary circumstances. We were able to nimbly adjust our business plan to current circumstances and from economic, industry, and governmental headwinds, while coping with the Covid 19 lock-downs.”

Overview of Results

Net income for the three months ended September 30, 2021 totaled $4.1 million (or $0.61 per diluted common share) compared to net income of $3.5 million (or $0.52 per diluted common share) for the three months ended June 30, 2021 and net income of $10.2 million (or $1.54 per diluted common share) for the three months ended September 30, 2020.

Net income for the nine months ended September 30, 2021 totaled $14.0 million (or $2.10 per diluted common share) compared to net income of $22.3 million (or $3.36 per diluted common share) for the nine months ended September 30, 2020.  The decrease in net income was primarily the result of decreased margins and volumes on DTC residential mortgage loans, partially offset by an increase in net interest income and a reduction in the provision for loan and lease losses.

Net Interest Income and Net Interest Margin

Net interest income totaled $10.4 million for the quarter ended September 30, 2021 and decreased $627,000, or 5.7%, compared to $11.0 million in the prior quarter, and increased $3.3 million, or 45.8%, compared to $7.1 million in the third quarter of 2020.  The decrease in net interest income compared to the prior quarter was primarily due to a $958,000, or 7.0%, decrease in interest income, offset by a $331,000, or 12.6%, decrease in interest expense.  The decrease in interest income was primarily attributed to a $198.6 million, or 13.3%, decrease in average interest-earning assets outstanding, resulting primarily from a decrease in loans held for sale, partially offset by a 27bps increase in average yield on interest-earning assets.  The decrease in interest expense was attributed to a $229.4 million, or 19.0%, decrease in average interest-bearing liabilities partially offset by a 6bps increase in the average cost of funds on interest-bearing liabilities.  The net interest margin of 3.21% for the quarter ended September 30, 2021 increased 26bps compared to the net interest margin of 2.95% for the prior quarter.

The increase in net interest income compared to the third quarter of 2020 was primarily due to a $2.1 million, or 19.6%, increase in interest income and a $1.2 million, or 34.1%, decrease in interest expense.  The increase in interest income was primarily attributed to a $163.8 million, or 14.4%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and leases, coupled with a 17bps increase in average yield on interest-earning assets.  The decrease in interest expense was attributed to a 56bps decrease in the average cost of funds on interest-bearing liabilities, partially offset by a $46.0 million, or 4.9%, increase in average interest-bearing liabilities.  The net interest margin of 3.21% for the quarter ended September 30, 2021 increased 69bps compared to the net interest margin of 2.52% for the third quarter of 2020.

Noninterest Income

Noninterest income for the quarter ended September 30, 2021 totaled $2.1 million and increased $1.1 million, or 118.4%, compared to $951,000 for the prior quarter.  The increase was primarily due to a $1.9 million gain on the sale of deposits, partially offset by a $1.2 million decrease in net gain on sale of SBA loans.  The increase in net gain on sale of deposits was a result of the sale of CFBank’s two Columbiana County branches during the third quarter of 2021.

Noninterest income for the quarter ended September 30, 2021 decreased $21.3 million, or 91.1%, compared to $23.4 million for the quarter ended September 30, 2020.  The decrease was primarily due to a $23.4 million decrease in net gain on sale of residential mortgage loans partially offset by a $1.9 million increase in the net gain on sale of deposits.  The decrease in net gain on sale of loans was primarily a result of decreased volumes and margins on DTC residential mortgage loans.    The increase in net gain on sale of deposits was a result of the sale of CFBank’s two Columbiana County branches.

The following table represents the notional amount of loans sold during the three months ended September 30, 2021, June 30, 2021, and September 30, 2020 (in thousands).

	Three Months ended
	September 30, 2021	June 30, 2021	September 30, 2020
Notional amount of loans sold	$498,968	$972,250	$552,122

The following table represents the revenue recognized on mortgage activities for the three months ended September 30, 2021, June 30, 2021, and September 30, 2020 (in thousands).

	Three Months ended
	September 30, 2021	June 30, 2021	September 30, 2020
Gain on loans sold	$6,415	$2,289	$19,984
Gain (loss) from change in fair value of loans held-for-sale	(1,916)	1,012	4,669
Gain (loss) from change in fair value of derivatives	(4,767)	(4,045)	(1,586)
	$(268)	$(744)	$23,067

Noninterest Expense

Noninterest expense for the quarter ended September 30, 2021 totaled $7.4 million and decreased $1.9 million, or 19.8%, compared to $9.3 million for the prior quarter.  The decrease in noninterest expense was primarily due to a $1.2 million decrease in advertising and promotion expense,  a $422,000 decrease in professional fees expense, and a $301,000 decrease in salaries and employee benefits.  The decreases were primarily the result of the repositioning of our mortgage lending business from a national DTC model to a more retail and regionally focused loan origination model.

Noninterest expense for the quarter ended September 30, 2021 decreased $4.5 million, or 37.7%, compared to $11.9 million for the quarter ended September 30, 2020.  The decrease in noninterest expense was primarily due to a $3.1 million decrease in salaries and employee benefits and a $1.6 million decrease in advertising and promotion expense. The decreases were primarily the result of the repositioning of our mortgage lending business from a national DTC model to a more retail and regionally focused loan origination model.

Income Tax Expense

Income tax expense was $985,000 for the quarter ended September 30, 2021 (effective tax rate of 19.5%), compared to $835,000 for the prior quarter (effective tax rate of 19.3%) and $2.7 million for the quarter ended September 30, 2020 (effective tax rate of 20.7%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.1 billion and increased $122.2 million, or 12.2%, from the prior quarter and increased $228.4 million, or 25.5%, from December 31, 2020.  The increase in net loans during the quarter was primarily due to a $48.4 million increase in single-family residential loan balances, a $45.5 million increase in commercial real estate loan balances, a $15.7 million increase in multi-family loan balances, a $12.2 million increase in commercial loan balances, and a $3.9 million increase in consumer loan balances, partially offset by a $3.5 million decrease in construction loans balances.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The increase in total loans from December 31, 2020 was primarily due to $141.1 million increase in single-family residential loan balances, an $83.0 million increase in commercial real estate loan balances, a $43.4 million increase in multi-family loan balances, a $2.1 million increase in construction loans balances, and a $2.1 million increase in consumer loan balances, partially offset by a $44.7 million decrease in commercial loan balances.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships. The decrease in commercial loan balances was primarily the result of PPP loan repayments of $104.8 million, partially offset by new and increased relationships.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types ($ in thousands).

	September 30, 2021	June 30, 2021
Construction - 1-4 family	$17,717	$14,282
Construction - Multi-family	58,139	55,090
Construction - Non-residential	29,609	24,091
Hotel/Motel	20,357	20,412
Industrial / Warehouse	35,821	40,257
Land/Land Development	25,027	22,205
Medical/Healthcare/Senior Housing	5,280	5,343
Multi-family	82,452	65,262
Office	43,421	42,633
Retail	32,453	34,487
Other	$57,793	$37,138

Asset Quality

Nonaccrual loans were $1.0 million, or 0.09% of total loans at September 30, 2021, an increase of $684,000 from nonaccrual loans of $327,000 at June 30, 2021 and an increase of $316,000 from nonaccrual loans at December 31, 2020.  Loans past due more than 30 days totaled $2.1 million at September 30, 2021, compared to  $635,000 at June 30, 2021 and $2.2 million at December 31, 2020.

The allowance for loan and lease losses totaled $15.5 million at September compared to $15.5 million at June 30, 2021, and $17.0 million at December 31, 2020.  The ratio of the ALLL to total loans was 1.36% at September 30, 2021, compared to 1.52% at June 30, 2021, and 1.87% at December 31, 2020.

The provision for loan and lease losses expense for the quarter ended September 30, 2021 was $0 compared to ($1.6) million for the prior quarter and $5.8 million for the quarter ended September 30, 2020.  Net charge-offs for the quarter ended September 30, 2021 totaled $8,000 compared to net recoveries of $9,000 for the prior quarter and net charge-offs of $365,000 for the quarter ended September 30, 2020.

Deposits

Deposits totaled $1.2 billion at September 30, 2021, a decrease of $15.1 million, or 1.3%, when compared to $1.2 billion at June 30, 2021, and an increase of $43.7 million, or 3.9%, when compared to $1.1 billion at December 31, 2020.   The decrease when compared to the prior quarter end is primarily due to a $17.8 million decrease in money market account balance, a $2.6 million decrease in savings account balances, partially offset by a $5.8 million increase in certificate of deposit account balances.  The increase when compared to December 21, 2020 is primarily due to a $99.5 million increase in checking account balances, partially offset by a $37.9 million decrease in money market account balances, and a $15.6 million decrease in savings account balances.  Noninterest-bearing deposit accounts decreased $6.4 million to $243.2 million from $249.6 million at June 30, 2021, and increased $44.5 million from $198.7 million at December 31, 2020.

Borrowings

FHLB advances and other debt totaled $41.2 million at September 30, 2021, a decrease of $33.1 million when compared to $74.3 million at June 30, 2021.  The decrease was primarily due to a $31.8 million decrease in borrowings outstanding under the FRB’s  Paycheck Protection Program Liquidity Facility (PPPLF) and a $3.0 million decrease in FHLB advances, partially offset by a $1.7 million increase in the holding company line of credit facility.

Capital

Stockholders’ equity totaled $123.2 million at September 30, 2021, an increase of $3.3 million, or 2.8%, from $119.9 million at June 30, 2021.  Stockholders’ equity increased $13.0 million, or 11.8% from $110.2 million at December 31, 2020.  The increase in total stockholders’ equity during three and nine months ended September 30, 2021 was primarily attributed to net income.

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the Company) is a holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a nationally chartered boutique Commercial Bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR of 25%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing comprehensive Commercial, Retail and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

CFBank also offers its clients the convenience of online internet banking, mobile banking, and remote deposit capabilities.

CFBank has been recognized as a small cap All-Star performer by Piper Sandler for three consecutive years (2019, 2020 and 2021) and among the Top 200 Publicly Traded Community Banks by American Banker.  In addition, CFBank is rated 5 Stars by Bauer.

Additional information about the Company and CFBank is available at www.CF.Bank

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR),  PPNR Return on Average Assets and PPNR Return on Average Equity.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, impacts from the ongoing COVID-19 pandemic on local, national and global economic conditions in general and on our industry and business in particular, including adverse impacts on our customer’s operations, financial condition and ability to repay loans, changes in interest rates or disruptions in the mortgage market, and the effects of various governmental responses to the pandemic, including stimulus packages and programs, and those additional risks detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2020, as supplemented by the risk factor set forth in “Item 1A. Risk Factors” of Part II of our Quarterly Report on Form 10-Q filed with the SEC for the quarterly period ended June 30, 2021.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this press release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Nine months ended
	September 30,			September 30,
	2021	2020	% change	2021	2020	% change
Total interest income	$12,703	$10,617	20%	$39,221	$30,431	29%
Total interest expense	2,290	3,476	-34%	8,151	10,884	-25%
Net interest income	10,413	7,141	46%	31,070	19,547	59%

Provision for loan and lease losses	-	5,750	n/m	(1,600)	8,875	n/m
Net interest income after provision for loan and lease losses	10,413	1,391	649%	32,670	10,672	206%

Noninterest income
Service charges on deposit accounts	213	161	32%	612	451	36%
Net gain (loss) on sales of residential mortgage loans	(268)	23,067	-101%	5,348	45,488	-88%
Net gain on sale of SBA loans	(1)	20	n/m	1,158	68	n/m
Swap fee income	-	28	n/m	182	435	-58%
Gain on redemption of life insurance	-	-	n/m	383	-	n/m
Gain on sale of deposits	1,893	-	n/m	1,893	-	n/m
Other	240	100	140%	682	234	191%
Noninterest income	2,077	23,376	-91%	10,258	46,676	-78%

Noninterest expense
Salaries and employee benefits	4,250	7,352	-42%	13,410	16,647	-19%
Occupancy and equipment	254	254	0%	835	754	11%
Data processing	520	434	20%	1,580	1,308	21%
Franchise and other taxes	241	180	34%	723	543	33%
Professional fees	959	1,358	-29%	3,555	3,545	0%
Director fees	156	134	16%	466	513	-9%
Postage, printing, and supplies	34	19	79%	120	135	-11%
Advertising and marketing	45	1,613	-97%	2,572	4,136	-38%
Telephone	65	59	10%	191	165	16%
Loan expenses	99	72	38%	187	234	-20%
Depreciation	108	98	10%	311	278	12%
FDIC premiums	476	150	217%	1,095	441	148%
Regulatory assessment	66	46	43%	196	136	44%
Other insurance	45	25	80%	113	79	43%
Other	111	123	-10%	311	360	-14%
Noninterest expense	7,429	11,917	-38%	25,665	29,274	-12%

Income before income taxes	5,061	12,850	-61%	17,263	28,074	-39%
Income tax expense	985	2,664	-63%	3,277	5,814	-44%
Net Income	4,076	10,186	-60%	$13,986	$22,260	-37%
Earnings allocated to participating securities (Series C preferred stock)	-	-	n/m	-	(2,289)	n/m
Net Income attributable to common stockholders	$4,076	$10,186	-60%	$13,986	$19,971	-30%

Share Data
Basic earnings per common share	$0.63	$1.56		$2.14	$3.41
Diluted earnings per common share	$0.61	$1.54		$2.10	$3.36

Average common shares outstanding - basic	6,510,504	6,515,389		6,528,126	5,865,193
Average common shares outstanding - diluted	6,657,250	6,596,996		6,672,314	5,935,700

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(unaudited)	2021	2021	2021	2020	2020
Assets
Cash and cash equivalents	$68,161	$134,321	$125,814	$221,594	$92,784
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	17,128	17,661	9,738	8,701	9,746
Equity Securities	5,000	5,000	5,000	5,000	-
Loans held for sale	77,946	254,327	430,453	283,165	308,691
Loans and leases	1,139,199	1,016,972	983,888	912,366	887,201
Less allowance for loan and lease losses	(15,487)	(15,495)	(17,086)	(17,022)	(15,492)
Loans and leases, net	1,123,712	1,001,477	966,802	895,344	871,709
FHLB and FRB stock	6,475	6,164	6,164	5,847	5,377
Premises and equipment, net	3,944	3,765	3,769	3,730	3,937
Other assets held for sale	-	29,308	-	-	-
Operating lease right of use assets	1,462	1,584	1,537	1,387	1,488
Bank owned life insurance	25,582	25,439	25,302	17,490	5,453
Accrued interest receivable and other assets	25,446	28,635	29,958	34,637	37,754
Total assets	$1,354,956	$1,507,781	$1,604,637	$1,476,995	$1,337,039

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$243,153	$249,557	$216,935	$198,675	$149,886
Interest bearing	913,637	922,312	1,103,445	914,395	824,082
Total deposits	1,156,790	1,171,869	1,320,380	1,113,070	973,968
FHLB advances and other debt	41,218	74,290	137,894	214,426	224,521
Advances by borrowers for taxes and insurance	1,756	1,412	921	1,029	537
Operating lease liabilities	1,578	1,709	1,672	1,532	1,642
Other liabilities held for sale	-	107,229	-	-	-
Accrued interest payable and other liabilities	15,571	16,549	12,265	21,884	18,567
Subordinated debentures	14,874	14,864	14,854	14,844	14,835
Total liabilities	1,231,787	1,387,922	1,487,986	1,366,785	1,234,070

Stockholders' equity	123,169	119,859	116,651	110,210	102,969
Total liabilities and stockholders' equity	$1,354,956	$1,507,781	$1,604,637	$1,476,995	$1,337,039

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$22,312	$230	4.13%	$18,310	$166	3.64%	$10,432	$40	1.56%
Loans held for sale	174,298	1,008	2.31%	373,025	2,119	2.27%	210,457	1,467	2.79%
Loans and leases (3)	1,049,570	11,389	4.34%	1,006,079	11,295	4.49%	847,387	9,037	4.27%
Other earning assets	45,174	21	0.19%	92,589	24	0.10%	60,268	22	0.15%
FHLB and FRB stock	6,221	55	3.54%	6,164	57	3.70%	5,251	51	3.88%
Total interest-earning assets	1,297,575	12,703	3.92%	1,496,167	13,661	3.65%	1,133,795	10,617	3.75%
Noninterest-earning assets	81,674			80,786			66,864
Total assets	$1,379,249			$1,576,953			$1,200,659

Interest-bearing liabilities:
Deposits	$912,533	1,777	0.78%	$1,084,719	2,108	0.78%	$741,945	2,803	1.51%
FHLB advances and other borrowings	67,853	513	3.02%	125,046	513	1.64%	192,457	673	1.40%
Total interest-bearing liabilities	980,386	2,290	0.93%	1,209,765	2,621	0.87%	934,402	3,476	1.49%

Noninterest-bearing liabilities	277,469			251,071			169,400
Total liabilities	1,257,855			1,460,836			1,103,802

Equity	121,394			116,117			96,857
Total liabilities and equity	$1,379,249			$1,576,953			$1,200,659

Net interest-earning assets	$317,189			$286,402			$199,393
Net interest income/interest rate spread		$10,413	2.99%		$11,040	2.78%		$7,141	2.26%
Net interest margin			3.21%			2.95%			2.52%
Average interest-earning assets
to average interest-bearing liabilities	132.35%			123.67%			121.34%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the ALLL and includes nonperforming loans.

Consolidated Financial Highlights
	At or for the three months ended					At or for the nine months ended
($ in thousands except per share data)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	September 30,
(unaudited)	2021	2021	2021	2020	2020	2021	2020
Earnings and Dividends
Net interest income	$10,413	$11,040	$9,617	$8,261	$7,141	$31,070	$19,547
Provision for loan and lease losses	$-	$(1,600)	$-	$2,040	$5,750	$(1,600)	$8,875
Noninterest income	$2,077	$951	$7,230	$13,317	$23,376	$10,258	$46,676
Noninterest expense	$7,429	$9,267	$8,969	$11,329	$11,917	$25,665	$29,274
Net Income	$4,076	$3,489	$6,421	$7,348	$10,186	$13,986	$22,260
Basic earnings per common share	$0.63	$0.53	$0.98	$1.13	$1.56	$2.14	$3.41
Diluted earnings per common share	$0.61	$0.52	$0.96	$1.11	$1.54	$2.10	$3.36
Dividends declared per share	$0.03	$0.03	$0.03	$0.03	$-	$0.09	$-

Performance Ratios (annualized)
Return on average assets	1.18%	0.88%	1.70%	2.11%	3.39%	1.25%	2.80%
Return on average equity	13.43%	12.02%	22.73%	27.92%	42.07%	15.96%	33.69%
Average yield on interest-earning assets	3.92%	3.65%	3.60%	3.59%	3.75%	3.72%	4.02%
Average rate paid on interest-bearing liabilities	0.93%	0.87%	1.10%	1.35%	1.49%	0.97%	1.77%
Average interest rate spread	2.99%	2.78%	2.50%	2.24%	2.26%	2.75%	2.25%
Net interest margin, fully taxable equivalent	3.21%	2.95%	2.69%	2.48%	2.52%	2.94%	2.58%
Efficiency ratio	59.48%	77.28%	53.24%	52.50%	39.05%	62.10%	44.21%
Noninterest expense to average assets	2.15%	2.35%	2.38%	3.25%	3.97%	2.30%	3.68%

Capital
Tier 1 capital leverage ratio (1)	11.04%	9.72%	9.37%	9.74%	10.89%	11.04%	10.89%
Total risk-based capital ratio (1)	14.22%	14.10%	13.18%	14.31%	13.89%	14.22%	13.89%
Tier 1 risk-based capital ratio (1)	12.97%	12.85%	11.92%	13.05%	12.63%	12.97%	12.63%
Common equity tier 1 capital to risk weighted assets (1)	12.97%	12.85%	11.92%	13.05%	12.63%	12.97%	12.63%
Equity to total assets at end of period	9.09%	7.95%	7.27%	7.46%	7.70%	9.09%	7.70%
Book value per common share	$18.69	$18.07	$17.55	$16.79	$15.68	$18.69	$15.68
Tangible book value per common share	$18.69	$18.07	$17.55	$16.79	$15.68	$18.69	$15.68
Period-end market value per common share	$20.45	$19.48	$19.96	$17.69	$12.08	$20.45	$12.08
Period-end common shares outstanding	6,588,343	6,631,589	6,645,956	6,564,304	6,566,256	6,588,343	6,566,256
Average basic common shares outstanding	6,510,504	6,536,422	6,537,751	6,517,248	6,515,389	6,528,126	5,865,193
Average diluted common shares outstanding	6,657,250	6,689,253	6,670,591	6,617,254	6,596,996	6,672,314	5,935,700

Asset Quality
Nonperforming loans	$1,011	$327	$641	$695	$527	$1,011	$527
Nonperforming loans to total loans	0.09%	0.03%	0.07%	0.08%	0.06%	0.09%	0.06%
Nonperforming assets to total assets	0.07%	0.02%	0.04%	0.05%	0.04%	0.07%	0.04%
Allowance for loan and lease losses to total loans	1.36%	1.52%	1.74%	1.87%	1.75%	1.36%	1.75%
Allowance for loan and lease losses to nonperforming loans	1531.85%	4738.53%	2665.52%	2449.21%	2939.66%	1531.85%	2939.66%
Net charge-offs (recoveries)	$8	$(9)	$(64)	$510	$365	$(65)	$521
Annualized net charge-offs (recoveries) to average loans	0.00%	0.00%	(0.03%)	0.23%	0.17%	(0.01%)	0.09%

Average Balances
Loans	$1,065,069	$1,023,152	$931,323	$889,460	$859,097	$1,006,514	$782,678
Assets	$1,379,249	$1,576,953	$1,507,362	$1,395,411	$1,200,659	$1,487,855	$1,061,647
Stockholders' equity	$121,394	$116,117	$112,978	$105,283	$96,857	$116,830	$88,109

(1)  Regulatory capital ratios of CFBank

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP disclosures for: (1) PPNR,  (2) PPNR return on average assets and (3) PPNR return on average equity.  The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operations performance and to enhance investors’ overall understanding of such financial performance.  In particular, the use of PPNR is prevalent among banking regulators, investors, and analysts.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of: (1) net earnings (2) return on average assets and (3) return on average equity.

The table below presents the reconciliation of these GAAP financial measures to the related non-GAAP financial measures:

Pre-provision, pre-tax net revenue ("PPNR"),
PPNR Return on Average Assets and PPNR Return on Average Equity

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Net income	$4,076	$3,489	$10,186	$13,986	$22,260
Add: Provision for credit losses	-	(1,600)	5,750	(1,600)	8,875
Add: Income tax expense	985	835	2,664	3,277	5,814
Pre-provision, pre-tax net revenue	$5,061	$2,724	$18,600	$15,663	$36,949

Average Assets	$1,379,249	$1,576,953	$1,200,659	$1,487,855	$1,061,647
Average Stockholders' Equity	$121,394	$116,117	$96,857	$116,830	$88,109

Return on average assets (1)	1.18%	0.88%	3.39%	1.25%	2.80%
PPNR return on average assets (2)	1.47%	0.69%	6.20%	1.40%	4.64%

Return on average equity (3)	13.43%	12.02%	42.07%	15.96%	33.69%
PPNR return on average equity (4)	16.68%	9.38%	76.81%	17.88%	55.91%

(1) Annualized net income divided by average assets
(2) Annualized PPNR divided by average assets
(3) Annualized net income divided by average stockholders' equity
(4) Annualized PPNR divided by average stockholders' equity